3
1
<SROS>NASDAQ
<REPORTING-OWNER>
  0001203772
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  QUALCOMM Incorporated (EE_SBOX1)
  0000804328
  <IRS-NUMBER>95-3685934
</SUBJECT-COMPANY>
<PERIOD>12/09/02
3
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Dittamore, Raymond V.
   5775 Morehouse Dr.


   San Diego, CA  92121-1714
2. Date of Event Requiring Statement (Month/Day/Year)
   12/9/2002
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   QUALCOMM Incorporated (EE_SBOX1) (QCOM)
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------
1)Title of Security                                          2)Amount of         3)  4)Nature of
                                                             Securities          D   Indirect
                                                             Beneficially        or  Beneficial
                                                             Owned               I   Ownership
-----------------------------------------------------------------------------------------------------
Common Stock                                                 200                 I   by Trust (1)
Common Stock                                                 500                 D   Direct

Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative  Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)
                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)
Securities held by the Dittamore Family Trust.

SIGNATURE OF REPORTING PERSON
/S/ By: Noreen E. Burns, Attorney-in-Fact
    For: Raymond V. Dittamore
DATE 12/13/02